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                                                                     EXHIBIT 4.6

                    [LETTERHEAD OF UNION BANK OF CALIFORNIA]

January 18, 2002



Edge Petroleum Corporation
Edge Petroleum Exploration Company
Edge Petroleum Operating Company, Inc.
2100 Texaco Heritage Plaza
Houston, Texas 77002
Attention: Mr. Mike Long

Gentlemen:

Reference is hereby made to that certain Second Amended and Restated Credit Agreement in the amount of $25.0 million by and among Edge Petroleum Corporation, Edge Petroleum Exploration Company and Edge Petroleum Operating Company, Inc. as Borrowers and Union Bank of California, N.A. as Agent and Lender dated as of October 6, 2000 (the "Credit Agreement"). All capitalized terms herein shall have the meaning assigned to such terms in the Credit Agreement unless otherwise defined herein.

The purpose of this letter is to inform you that the Agent and sole Lender has redetermined the Borrowing Base and the amount of the monthly Borrowing Base reduction pursuant to Section 2.10 of the Credit Agreement. Effective immediately upon your execution of a counterpart of this letter and the return thereof to the Agent, the Borrowing Base shall be in the amount of $18.0 million and the monthly Borrowing Base reduction shall be zero. Both such figures shall be effective until the next redetermination thereof pursuant to
Section 2.10 of the Credit Agreement.

All other terms and conditions contained in the Credit Agreement remain unchanged and in full force and effect.

If you are in agreement with forgoing please evidence your agreement by executing this letter in the space provided and returning one fully-executed counterpart to the undersigned.

Sincerely,


/s/ DAMIEN G. MELBURGER
------------------------
Damien G. Melburger
Senior Vice President

ACCEPTED AND AGREED
This 21 day of January, 2002


/s/ MICHAEL G. LONG
------------------------
Authorized Officer on behalf of Edge Petroleum Corporation,
Edge Petroleum Exploration Company and Edge Petroleum Operating Company, Inc.